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                                                                    EXHIBIT 10.1

                             RISK-SHARING AGREEMENT

         This Agreement is effective the 31st day of March, 1997, by and between HEALTHAMERICA PENNSYLVANIA, INC., a Pennsylvania corporation licensed to operate a health maintenance organization ("HealthAmerica"), COVENTRY CORPORATION, a Delaware corporation ("Coventry") for and on behalf of the MEMBER COMPANIES (as hereinafter defined) other than HealthAmerica, and ALLEGHENY HEALTH, EDUCATION AND RESEARCH FOUNDATION, a Pennsylvania nonprofit corporation ("AHERF").

         WHEREAS, HealthAmerica and affiliated companies, and AHERF, through its affiliated entities and its network of integrated health care providers, have entered into provider agreements and related documents to provide health care services for participants in managed care programs;

         WHEREAS, HealthAmerica and AHERF desire to enter into this Agreement to confirm their commitment to enhance quality and cost effective managed care through their cooperative efforts;

         WHEREAS, HealthAmerica and AHERF mutually desire to preserve and enhance patient dignity.

         NOW, THEREFORE, in consideration of the mutual covenants, promises, and undertakings herein and intending to be legally bound hereby, the parties agree as follows:

1.       Definitions

         For purposes of this Agreement, the following capitalized words and phrases shall have the meaning specified.

         1.1 "AHERF Affiliated Provider" means Allegheny General Hospital, Allegheny Integrated Health Group, Allegheny University Medical Centers, Allegheny University of the Health Sciences, Allegheny University Hospitals, St. Christopher's Hospital for Children, Penn Group Medical Associates, any provider of healthcare services employed by any of the foregoing, and any other provider of health care services, including hospitals, physicians, and other providers and facilities by and at which health care services are made available, which is now or hereafter directly or indirectly controlled by, controlling, or under common control with (or, in the case of a professional corporation, managed by) AHERF.

         1.2 "AHERF Contracted Provider" means: (i) any provider of health care services, including hospitals, physicians, and other providers and facilities by and at which health care services are made available, which is not an AHERF Affiliated Provider, but with which AHERF or an AHERF Affiliated Provider has an arrangement for the provision of health care services to payers contracting with AHERF or such AHERF Affiliated Provider, including but not limited to the Third



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                 *CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND
                     FILED SEPARATELY WITH THE COMMISSION.


                  Parties; and (ii) any other HealthAmerica Participating Provider which provides Covered Services to an Covered Individual, for which AHERF shall assume risk at the HealthAmerica provider contracted rate.

         1.3 "AHERF Premium Amount" means the amount of compensation to be paid to AHERF in a Risk Year (or, if computed with respect to a monthly or quarterly period during a Risk Year, in such monthly or quarterly period) under this Agreement,which shall be (i) [__]* of Total Premiums for Risk Years 1-5 and [__]* of Total Premiums for Risk Years 6 through the end of this Agreement for the Commercial HMO Program (ii) [__]* of
                  Total Premiums for the PPO Program and POS Program and (iii) [__]* of Total Premiums for the Medicare HMO Risk Program.
                  The AHERF Premium Amount may be adjusted during the term hereof pursuant to Section 2.4.1 and Section 5.2.

         1.4 "AHERF Provider," "AHERF Providers" means individually AHERF Contracted Providers or AHERF Affiliated Providers, as applicable, and collectively, AHERF Contracted Providers and AHERF Affiliated Providers.

         1.5 "Central Pennsylvania Region" means the area served by a Member Company in the Central portion of the Commonwealth of Pennsylvania, which area includes the following Pennsylvania counties: Adams, Berks, Blair, Centre, Clearfield, Clinton, Columbia, Cumberland, Dauphin, Franklin, Fulton, Huntingdon, Juniata, Lackawanna, Lancaster, Lebanon, Lehigh, Luzerne, Mifflin, Northampton, Northumberland, Perry, Schuykill, Snyder, Union, Wyoming, York.

         1.6 "Coinsurance" means that percentage portion of the fee for Covered Services provided to Covered Individuals that is to be paid by the Covered Individual or by another payor as required under the applicable Plan.

         1.7 "Commercial HMO Program" means the commercial health maintenance organization program offered by HealthAmerica to employers, unions, or other purchasers of group health insurance plans. The parties understand and agree that Commercial HMO Program does not include any self-insured health maintenance organization plans administered by HealthAmerica, including, without limitation, any self-insured health benefit plans offered by an AHERF Provider to its employees, unless there is mutual agreement to add any such plans subsequent to this Agreement.

         1.8 "Copayment" means the fixed dollar amount that a AHERF Provider collects from a Covered Individual, if allowed under the applicable Plan.

         1.9 "Covered Individual" means any person, and his or her eligible dependents, who is enrolled in a Plan and is eligible to receive the Covered Services set forth in the



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                  Plan, except for persons residing in HealthAmerica's Central
                  Pennsylvania Region or in the State of Ohio.

         1.10 "Covered Services" means all health care services and supplies that a Member Company is obligated to provide to Covered Individuals pursuant to the applicable Plan.

         1.11 "Deductible" means that amount which must be incurred by a Covered Individual for Covered Services prior to a Covered Individual's eligibility for payment for Covered Services.

         1.12 "Emergency," "Emergency Medical Services," etc. shall have the same meaning set forth in the applicable Plan unless otherwise required by law, in which case such terms shall have the meaning required by law.

         1.13 "HealthAmerica Participating Provider" means any provider of health care services, including hospitals, physicians, and other providers and facilities by and at which health care services are made available, which meets HealthAmerica's participation criteria and has entered into a provider contract to provide Covered Services to Covered Individuals participating in one of HealthAmerica's or other Member Company's Plans.

         1.14 "Medically Necessary" means all medical, surgical or other related treatment which a Covered Individual requires in the professional opinion of an AHERF Provider who is a physician in consultation with HealthAmerica's Medical Director, from time to time, in conformity with generally accepted medical and surgical practices in effect at the time of determination of treatment, the applicable Plan, and in conformity with the professional and technical standards adopted by the quality improvement and utilization review and management programs of HealthAmerica.

         1.15 "Medicare" means the Medicare program administered by the Health Care Financing Administration of the United States of America ("HCFA").

         1.16 "Medicare HMO Risk Program" means the prepaid health care plan(s) offered by HealthAmerica, pursuant to a contract with HCFA, to individuals eligible to participate in Medicare.

         1.17 "Member Company" shall mean HealthAmerica or any other direct or indirect subsidiary of Coventry that offers a Program to Covered Individuals in the Commonwealth of Pennsylvania, including Coventry HealthCare Management Corporation d.b.a. HealthAssurance ("HealthAssurance") and Coventry Health & Life Insurance Company ("CHL").


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         1.18     "Plan" means a health care plan offered by HealthAmerica or other Member Company which provides, among other things, a Program to Covered Individuals. The parties understand and agree that in no event shall Plan include any self-insured health care benefits plans administered by HealthAmerica or other Member Company, including, without limitation, any self-insured health benefit plans offered by an AHERF Provider to its employees.

         1.19 "POS Program" means the commercial point of service plan (sometimes referred to as a coordinated care program or gatekeeper preferred provider organization) offered by CHL (and administered by HealthAssurance) to employers, unions or other purchasers of group insurance; provided, however, POS Program does not include any self-insured point of service plans.

         1.20 "PPO Program" means the commercial preferred provider organization plan offered by HealthAssurance to employers, unions or other purchasers of group health insurance; provided, however PPO Program does not include any self-insured preferred provider organizations.

         1.21 "Primary Care Physicians" means physicians who specialize in general or family practice medicine, internal medicine, or pediatric medicine and are participating providers in a Member Company's network other than in the Central Pennsylvania Region or Ohio.

         1.22 "Program" or "Programs" means individually the Commercial HMO Program, PPO Program, POS Program or the Medicare HMO Risk Program, as applicable, and collectively, the Commercial HMO Program, PPO Program, POS Program and the Medicare HMO Risk Program.

         1.23 "Risk Year" means the period commencing with the date of consummation of the Asset Purchase Agreement dated February 26, 1997 by and among AHERF, HealthAmerica and Coventry Corporation, ("Asset Purchase Agreement") and December 31, 1997, and each successive one (1) year period thereafter so long as this Agreement is in effect.

         1.24 "Third Parties" shall mean the ancillary service providers listed on Exhibit A, who, as of the Effective Date, have entered into contracts for provision of certain Covered Services to Covered Individuals under contractual terms with HealthAmerica which are assumed by AHERF.

         1.25 "Total Premiums" means the total dollar amount of premiums received by Member Companies for the coverage of, or provision of Covered Services to Covered Individuals for a Risk Year.



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         1.26     "Total Provider Payments" means the total dollar amount of payments made by Member Companies, directly or on behalf of AHERF, to any providers, including AHERF Providers, for the performance of Covered Services to Covered Individuals incurred during the applicable period less any recoveries of payments subsequently determined not to be owed to such providers.

         1.27 "Urgently Needed Services" shall have the same meaning, if any, set forth in the applicable Plan unless otherwise required by law, in which case such terms shall have the meaning required by law.

         1.28 "Western Region" shall mean the following Pennsylvania counties: Allegheny, Washington, Greene, Fayette, Somerset, Westmoreland, Armstrong, Beaver, Butler and Indiana.

2.       SCOPE OF AGREEMENT

         2.1 AHERF Network. On or before the effective date of this Agreement, AHERF shall provide to HealthAmerica a complete list of AHERF Providers as of the date of this Agreement and the usual and customary capitation, percentage of premium or fee schedule under which they are to be paid. If such information is not provided with respect to an AHERF Provider, the fee schedule in the standard provider agreements of the Member Companies will be used to determine payments to such provider. It is generally understood that it may take up to 45 days from date of receipt before payments can be processed. The parties understand and agree that AHERF shall as soon as possible use its best efforts to contract and include in its network all physicians who have active medical staff privileges at hospitals that are AHERF Affiliated Providers.

         2.2 Provider Leaving Network. AHERF shall notify HealthAmerica or other Member Company within 10 days of being notified that any AHERF Provider has or will discontinue providing Covered Services to Covered Individuals. If such AHERF Provider is simultaneously discontinuing participation in a HealthAmerica or affiliated product, the parties shall cooperate in transitioning the care of such Covered Individuals to another HealthAmerica Participating Provider within a reasonable amount of time; provided, however, such transfer shall take place immediately if such discontinuance is due to quality of care or HealthAmerica determines that continuation of care may negatively affect care rendered to Covered Individuals.

         2.3 Becoming a HealthAmerica Provider. AHERF shall cause each current or future AHERF Affiliated Provider, and shall make a good faith effort to cause any current or future AHERF Contracted Provider not already participating with HealthAmerica, to apply for participation with the Member Companies in


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                 *CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND
                     FILED SEPARATELY WITH THE COMMISSION.



                  Programs offered within such Provider's service area, and the Member Companies agree to use their best efforts to accept as soon as possible and in any event within 30 days of receipt of a completed application, for participation any such provider that meets the Member Companies' participation criteria and agrees to the Member Companies' contract terms.

                  AHERF shall notify HealthAmerica or other Member Company of any new AHERF Providers and the fee schedule under which such providers are to be paid. If AHERF provides notification to HealthAmerica prior to the 15th day of any month, HealthAmerica shall implement such fee schedule in the following month. In the event that AHERF fails to notify a Member Company of the fee schedule under which a AHERF Provider is to be paid, a Member Company shall pay such provider under the Member Company's then current applicable fee schedule.

                  The parties understand and agree that under no circumstances may an AHERF Provider provide Covered Services hereunder unless it is first accepted by HealthAmerica for participation and agrees to the Member Companies' contract terms.

         2.4      Programs.

                  2.4.1   [__]*



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                 *CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND
                     FILED SEPARATELY WITH THE COMMISSION.


                  2.4.2          [__]*

         2.5      Termination of a AHERF Provider.

                  2.5.1 In the event of AHERF's termination or suspension of an AHERF Provider's contract with AHERF, AHERF shall immediately cause such AHERF Provider to cease providing Covered Services to Covered Individuals, notify Health America of the foregoing and if the reason for such termination or suspension is required to be reported to the National Practitioner Data Bank, such notice shall state the reason for such termination or suspension.

                  2.5.2 In the event that one of the events listed below occurs as to an AHERF Provider, HealthAmerica may notify AHERF that such Provider is no longer eligible to provide Covered Services to Covered Individuals and AHERF shall thereafter immediately cause such AHERF Provider to cease providing Covered Services to Covered Individuals:

                           2.5.2.1 Any action involving termination of or limitation on an AHERF Physician's or Provider's hospital privileges related to quality of care or ability to admit patients to any hospital or inpatient facility.

                           2.5.2.2 Any situation that requires an AHERF Provider to notify a state or federal agency or licensing board that may result in the termination, revocation or suspension of the Provider's license or certification.

                           2.5.2.3 Any situation involving an investigation conducted or complaint filed by a state or federal agency or licensing board that may jeopardize or restrict an AHERF Hospital's ability to operate an



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acute care hospital, an AHERF Physician's license to practice medicine or osteopathy or an AHERF Ancillary Provider's license or certification to provide professional services.

                           2.5.2.4 A change in any AHERF Physician's license to practice medicine or osteopathy, any form of reportable discipline against such license, a change in any AHERF Hospital's accreditation by JCAHO, or certifications including, but not limited to, those under Titles XVIII or XIX of the United States Code, or a change in any AHERF Ancillary Provider's license or certification to provide professional services or any form of reportable discipline against the same.

                           2.5.2.5 Any lawsuit or claim filed or asserted against an AHERF Provider alleging professional malpractice involving a Covered Individuals, provided that HealthAmerica shall consult with AHERF prior to terminating an AHERF Provider under this Section 2.5.2.5.

                           2.5.2.6      Any felony conviction of an AHERF
                                        Provider.

                           2.5.2.7 Any AHERF Provider's suspension or termination from participation in Medicare or the Medical Assistance program of any state.

                           2.5.2.8 HealthAmerica determines in good faith that the AHERF Provider's continued provision of services to Members may result in, or is resulting in, an imminent danger to the health, safety or welfare of Covered Individuals.

                           2.5.2.9 HealthAmerica determines in good faith that, after notice from HealthAmerica and opportunity to cure, the AHERF Provider has not materially complied with the provisions of HealthAmerica's or AHERF's quality improvement or utilization management programs.

                           2.5.2.10 One of the events of default set forth in the applicable AHERF Provider Agreement occurs and HealthAmerica has complied with the applicable notice provisions set forth therein.

         2.6 Corrective Action. If terminated for one of the items set forth immediately above, an AHERF Provider may utilize HealthAmerica's then current applicable



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                 *CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND
                     FILED SEPARATELY WITH THE COMMISSION.


Corrective Action Program if such AHERF Provider would have otherwise been entitled to utilize such Corrective Action Program.



         2.7             [__]*

         2.8             [__]*

         2.9             [__]*

         2.10 HealthAmerica Network. AHERF shall take all reasonable steps to maintain in Health America's Western Region network ("Network") the providers listed on Exhibit B attached hereto so long as this Agreement is in effect. The parties hereto understand and agree that those providers listed in Exhibit B with an asterisk associated therewith shall not be removed from the Network except upon the mutual agreement of the designated representatives of the parties comprising the Operating Committee, taking into account quality, location and impact on marketing the Programs. Further, it is understood and agreed that those providers listed in Exhibit B without an asterisk associated therewith, shall not be removed from the Network except upon the mutual agreement of the designated representatives of the parties comprising the Operating Committee, taking into account quality and location. In no event will a provider be terminated from the Network unless such termination may be effected without legal liability and appropriate notice to Covered Individuals. In the event that a Member Company desires to add a particular physician or practice group to its physician provider panel, or desires to add physician providers in a particular geographic area within the Western Pennsylvania Region or in a particular type of practice or specialty, it will identify its specific needs in writing to AHERF, including the rationale for the proposed provider addition. AHERF will use its best efforts to meet the Member Company's identified need through employment, practice acquisition, contractual affiliation or otherwise.

3.       DUTIES OF AHERF.

         3.1      AHERF shall perform the following duties:

                  3.1.1 Arrange for provision of all Covered Services delivered to Covered Individuals, at the Covered Individuals's request or otherwise, including such Covered Services as are provided at providers which are not AHERF Providers.


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                  3.1.2    Ensure that AHERF Affiliated Providers take any and
                           all actions required to be bound by the terms of this Agreement and to permit AHERF to comply herewith and AHERF Providers to comply with the agreements they have executed with AHERF or HealthAmerica. AHERF and HealthAmerica shall cooperate as necessary to establish compliance with such agreements, and subsequent negotiation or renegotiation of such agreements should be conducted by HealthAmerica personnel or AHERF personnel with appropriate HealthAmerica oversight.

                  3.1.3 Comply with all applicable federal and state laws and regulations related to this Agreement and the services to be provided hereunder; including but not limited to, statutes and regulations related to fraud and abuse, discrimination, disabilities, confidentiality, self-referral, false claims, and prohibition of kickbacks. Comply with all applicable NCQA and HCFA requirements.

                  3.1.4 Review administrative and management services related to the provision of services by AHERF Providers.

                  3.1.5 AHERF shall cause each of AHERF Affiliated Providers to offer to their employees any Program that a Member Company chooses to offer within such AHERF Affiliated Provider's service area on terms, including, without limitation, employer contributions, at least as favorable as those for any health benefit programs with comparable benefits and premiums as are offered on behalf of any other third party payor. Such Program(s) shall be offered during each AHERF Affiliated Provider's next health plan open enrollment but in no event to become effective for coverage later than January 1, 1998. The parties understand and agree that AHERF Affiliated Providers shall not promote or favor a competing health benefit program with benefits comparable to any Program offered in the AHERF Affiliated Providers' service area so long as the cost to the applicable AHERF Affiliated Provider for the competing health benefit program is no greater than the cost of the Program. In addition, an AHERF Affiliated Provider shall not agree with another third party payor to exclude HealthAmerica or any of its affiliates from the health care benefits offered to the AHERF Affiliated Provider's employees. AHERF shall cause each AHERF Affiliated Provider to immediately inform HealthAmerica in the event that it intends to offer any other third party payor's health benefits plan on terms more favorable than a Program.

                  3.1.6 AHERF shall contract with the Third Parties under or assume as provided in Section 1.2 the terms and conditions of the contracts listed in Exhibit A for provision to Covered Individuals of such Covered Services as are within



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                           the specialty of the ancillary providers who are
                           parties to the contracts. Upon the termination of any contracts with a Third Party, AHERF may cause an AHERF Provider to provide such Covered Services. In the event AHERF determines to terminate any of such agreements, it agrees to indemnify and hold harmless Coventry, HealthAmerica, any Member Company, or any subsidiary of the foregoing which is a party to such agreement, and any of their officers, directors, agents or employees, from any loss, expense, damages or other costs incurred by them arising out of such termination, including all costs and expenses (including reasonable attorneys fees in connection with any action, suit, proceeding in connection therewith).

                  3.1.7 AHERF shall maintain continuity of care for Covered Individuals, including permitting admissions and/or referrals to all HealthAmerica Participating Providers (so long as such providers have contracted with HealthAmerica to provide care to Covered Individuals).

                  3.1.8 HealthAmerica, HCFA, NCQA and the Commonwealth of Pennsylvania shall have the right to review AHERF's books and records pertaining to provision of services to Covered Individuals, including, but not limited to, quality improvement and utilization management programs, and all data on utilization of medical services and providers of those services pertaining to Covered Individuals. AHERF shall have the right to review HealthAmerica's books and records pertaining to its premium collection activities, coordination of benefits, subrogation, and claims payment activities, in each case to the extent pertaining to Covered Individuals and to the extent such functions have not been delegated to AHERF hereunder.

4.       DUTIES OF HEALTHAMERICA.

         4.1 HealthAmerica or other Member Company shall perform the following duties.

                  4.1.1 Utilization. Utilization review and management services and the obligations imposed upon HealthAmerica or other Member Company by federal and state statute and regulation.

                  4.1.2 Member Services. Member services, including enrollment, dedicated member services phone line, member grievance process and collection of premium and processing will continue to be the responsibility of HealthAmerica or other Member Company.

                  4.1.3 Provider Services. Provider services, including a dedicated provider relations telephone line, and Medical Director interface.



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                  4.1.4    Marketing.  Marketing services, including projections
                           by product or plan, and underwriting services.

                  4.1.5 Quality Improvement. Quality improvement services, including provider credentialing and recruiting, NCQA accreditation, member satisfaction surveys (related to primary care physicians, provider sanctioning, specialists and hospital services) and data collection, analysis and reporting. In performing credentialing activities with respect to AHERF Providers, HealthAmerica shall not discriminate against any AHERF Provider in comparison to any other HealthAmerica Participating Provider, and such credentialing program shall be reasonable, consistently and uniformly applied to each HealthAmerica Participating Provider, including AHERF Providers.

                           Notwithstanding anything herein to the contrary, AHERF shall have the right, subject to and in accordance with AHERF's credentialing and recredentialing programs and procedures and subject to applicable law, to terminate any provider as an AHERF Provider if such provider fails to meet AHERF standards and criteria. AHERF shall promptly notify HealthAmerica in writing of any such termination, and upon such notice, such AHERF Provider will cease to be an AHERF Provider for purposes of the risk reconciliation provisions of this Agreement as of the last day of the month in which the effective date of the termination occurs.

                  4.1.6 Information Systems. The parties shall work closely together to facilitate efficient transfer of information which is needed for performance of their duties under this Agreement. HealthAmerica or other Member Company shall provide the information systems mutually agreed upon by the parties, including access -- electronic on-line access if feasible -- to HealthAmerica's authorization system for purposes of communicating to HealthAmerica or other Member Company authorizations for provision of health care services to Covered Individuals.

                           HealthAmerica or other Member Company shall provide to AHERF on a monthly basis, and to the extent reasonably feasible, in mutually acceptable computer readable format, claims information and reports to be agreed upon with respect to Covered Individuals who have received Covered Services from AHERF Providers. At a minimum, HealthAmerica or other Member Company will provide AHERF all of the claim data in the HealthAmerica claims system needed by AHERF to complete the data fields listed on Exhibit C. Data will be provided on an independent practice basis and on a system basis in accordance with mutually determined specifications.


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                  4.1.7    Claims Processing. AHERF shall provide HealthAmerica
                           with all information required for HealthAmerica or other Member Company to process and reconcile claims presented for payment by AHERF Providers. Subject to the provisions of Section 5, HealthAmerica or other Member Company shall be responsible for processing and paying such claims and for otherwise paying on behalf of Covered Services provided to Covered Individuals, including the coordination of benefits and payment of other claims from other providers to Covered Individuals. HealthAmerica or other Member Company shall provide such claims information to AHERF on a monthly basis, and shall use its reasonable efforts to provide the information in mutually acceptable electronic format. HealthAmerica or other Member Company will use its best efforts to process such claims within 30 days of receipt of a clean claim as mutually agreed by HealthAmerica and AHERF.

                  4.1.8 Risk Pools. HealthAmerica shall be responsible for the administration of mutually agreed upon interest bearing risk pools relating to Covered Individuals.

                  4.1.9 Eligibility, and Benefit Verification. HealthAmerica or other Member Company shall be responsible for the determination under each Program as to whether (i) a person receiving services, supplies, products or accommodations from an AHERF Provider is a Covered Individual, and (ii) the services, supplies, products and accommodation provided to a Covered Individual are Covered Services. The Member Company shall use its reasonable efforts to provide AHERF and AHERF Providers with real time access to the Member Company's eligibility files to verify a Covered Individual's eligibility and coverage. HealthAmerica agrees that such verification process shall be reasonable and consistently and uniformly applied to each HealthAmerica Participating Provider. HealthAmerica shall make eligibility determinations according to its then current policies.

                           As to AHERF Providers being compensated on a capitation basis, if a Covered Individual's eligibility has been canceled retroactively, HealthAmerica may deduct from payments to be made to the AHERF Provider an amount equal to the capitation payments paid to the AHERF Provider on account of such Covered Individual after the date of the retroactive cancellation: provided, however, such amount shall not exceed an amount equal to three (3) months of capitation payments for such Covered Services. The AHERF Provider may bill such Covered Individual for services rendered during such period of ineligibility, which billing shall not constitute a violation of Sections 5.9. If a Covered Individual's enrollment in an AHERF Provider's practice has been added retroactively for three (3) or more months, HealthAmerica shall make a capitation payment equal to three months of capitation payments for such Covered Individual. The foregoing financial terms and conditions shall be AHERF Provider's sole and exclusive remedy for failing to notify HealthAmerica or Member Company of a Covered Individual's enrollment in an AHERF Provider's practice.

                           AHERF Providers shall provide health care services to Covered Individuals without prior verification of eligibility or authorization in cases of an emergency.

         4.2 Delegation. The Parties acknowledge that for all Programs covered by this Agreement, certain functions may be most effectively performed by AHERF. Therefore, the parties agree that the services set forth in this Section 4.2 may be delegated to AHERF in accordance with the provisions of this
                  Section 4.2.

                  4.2.1 Delegated Functions Pre-requisites/Oversight. Subject to the terms and conditions set forth in this Section 4.2.1, HealthAmerica or another Member Company shall delegate the performance of a function listed in
                           Section 4.2.1.6 below (individually a "Delegated Function" and collectively the "Delegated Functions"), to AHERF with regard to the Programs in the Western Region.

                           4.2.1.1 HealthAmerica Pre-delegation Evaluation. HealthAmerica or another Member Company shall not be required to delegate a Delegated Function hereunder unless and until HealthAmerica has performed a pre-delegation audit and determined, in its sole discretion, that AHERF shall perform such Delegated Function in accordance with the standards set forth in this Section 4.2.1.

                           4.2.1.2 Work Plan. HealthAmerica or another Member Company shall not be required to delegate a Delegated Function hereunder unless and until AHERF has submitted to HealthAmerica or another Member Company and HealthAmerica or another Member Company has approved a work plan satisfactory to it setting forth in sufficient detail the tasks to be performed by AHERF in performing the Delegated Function.

                           4.2.1.3 HealthAmerica Oversight. The parties understand and agree that pursuant to state requirements regarding integrated delivery systems and NCQA, a Member Company is required to retain oversight of the Delegated Functions. A Member Company shall not be required to delegate a Delegated Function hereunder unless and until the Member Company and AHERF mutually agree to the frequency and content of periodic reports to be provided by AHERF to the Member Company in order to assist HealthAmerica in performing its oversight duties hereunder. A Member Company shall conduct an annual on-site audit of AHERF to ensure compliance with HealthAmerica's, DOH and NCQA standards.

                           4.2.1.4 Standard of Performance. All Delegated Functions shall be performed in accordance with standards satisfactory to the Member Company, which standards shall be no less than the standards required by NCQA, the Pennsylvania Department of Health ("DOH") or the Pennsylvania Insurance Department ("DOI"), including, without limitation, the requirements set forth in the DOH's Statement of Policy and the DOI's Statement of Policy, each as amended from time to time, respectively set forth at 28 Pa.
                                    Code ss.9.401 et seq. and 31 Pa.
                                    Code ss.301.301 et seq. (collectively the "Statement of Policy"). Further, all Delegated Functions shall be subject to performance monitoring by the Member Company and the

                                    DOH, and is subject to independent
                                    validation by the Member Company, DOH and an independent quality review/assessment approved by the DOH. HealthAmerica may elect to rescind any delegated duties if, in HealthAmerica's sole opinion, AHERF's performance of such functions may jeopardize either the health or safety of HealthAmerica's members, or HealthAmerica's compliance with applicable regulations or other certification requirements.

                           4.2.1.5 Consideration. The parties shall mutually agree to the amount of consideration to be paid to AHERF for performance of a Delegated Function prior to delegation of the Delegated Function, provided that in no event shall a Member Company agree to consideration that does not provide the Member Company with a substantial savings, as determined by the Member Company, in its cost in directly performing the Delegated Function. At a Member Company's request, AHERF shall provide the Delegated Function on behalf of a Member Company's other products, including self insured products, at the same consideration.

                           4.2.1.6  Delegated Functions.

                                    4.2.1.6.1    Utilization Review/Management.
                                                 The parties hereto shall use
                                                 their best efforts to delegate
                                                 utilization review/management
                                                 to AHERF within six (6) months
                                                 of the effectiveness of date of
                                                 this Agreement.

                                    4.2.1.6.2    Provider Recruitment/Network
                                                 Maintenance. The parties hereto
                                                 shall negotiate in good faith
                                                 to delegate provider
                                                 recruitment/network maintenance
                                                 to AHERF.  The parties
                                                 understand and agree that in
                                                 no event shall a Member Company
                                                 be required to include in its
                                                 network of participating
                                                 providers, providers that do
                                                 not meet it's standard
                                                 credentialing standards or that
                                                 it reasonably believes may
                                                 endanger the health and welfare
                                                 of Covered Individuals.
                                                 HealthAmerica and other Member
                                                 Companies retains the right,
                                                 based on quality issues, to
                                                 approve new practitioners,
                                                 providers and sites, and to
                                                 terminate or suspend individual
                                                 practitioners.

                                    4.2.1.6.3    Quality Improvement. The
                                                 parties hereto shall negotiate
                                                 in good faith to delegate
                                                 quality improvement to AHERF.

                                    4.2.1.6.4    Claims Payment.  The parties
                                                 hereto shall negotiate in good
                                                 faith to delegate claims
                                                 payment to AHERF.

                                    4.2.1.6.5    No Delegation of Member
                                                 Services. Member Companies
                                                 shall continue to perform
                                                 member service, including,
                                                 without limitation, member
                                                 grievance functions.

                           4.2.2 Approval of Charters. HealthAmerica shall review and approve the quality improvement, utilization management and credentialing charters and policy and procedure manuals which shall be developed by AHERF.

                           4.2.3 Access to Records. AHERF shall provide, and cause practitioners and providers to provide, any Member Company, DOH and an independent review/assessment organization with access to medical and other records concerning the provision of Covered Services to Covered Individuals by and through AHERF and AHERF Providers.

                           4.2.4 Confidentiality. AHERF and Member Companies shall maintain, in strict confidence, the records and information of Covered Individuals. AHERF and Member Companies shall afford Covered Individuals the opportunity to approve or deny the release of identifiable personal information by AHERF or the Member Companies, except where such release is required by law.

                           4.2.5    Other Duties

                                    4.2.5.1    AHERF shall provide quarterly
                                               performance reports according to
                                               HealthAmerica specifications
                                               regarding quality improvement
                                               and utilization management.

                                    4.2.5.2    Representatives from
                                               HealthAmerica shall be included
                                               as voting members of all
                                               committees of AHERF including
                                               but not limited to the committee
                                               which addresses the development
                                               of quality improvement standards,
                                               provided, such participation
                                               shall be limited to matters
                                               relating to Covered Individuals
                                               and shall not jeopardize any peer
                                               review protection granted under
                                               applicable law.

                           4.2.6 Failure to Perform Delegated Functions to the Satisfaction of a Member Company. In the event that AHERF fails to perform a Delegated Function in accordance with this Agreement, a Member Company shall so notify AHERF, which notice shall set forth in detail the reasons for such failure. Within fifteen (15) days of the date of the Member Company's notice to AHERF, AHERF shall provide to the Member Company a written plan for correcting the items detailed in the Member Company's notice. In the event that such failure is not corrected within fifteen
                                    (15) days of the date of AHERF's written plan, the Member Company may notify AHERF that the Member Company shall perform the affected Delegated Function and shall discontinue payment for the same effective a date certain to be chosen by the Member Company.

         4.3 Contractual Responsibilities to Covered Individuals. The parties recognize that regulatory requirements provide that HealthAmerica and other Member Companies will remain ultimately responsible to Covered Individuals, financially or otherwise, for AHERF's functions and responsibilities under the terms of this Agreement and that HealthAmerica will retain oversight authority over such functions and responsibilities.

5.       FINANCIAL TERMS.

         5.1 Financial Responsibility. All Covered Services rendered for Covered Individuals are to be either directly provided by or paid for by AHERF. AHERF shall be responsible for the total costs of Covered Services whether provided within or outside of AHERF's system. Covered Services for which AHERF shall be financially responsible will include without limitation Emergency Medical Services or Urgently Needed Services.

         5.2 Percent of Premium. In consideration of AHERF's arranging for the provision of Covered Services to Covered Individuals under the Programs, its assumption of risk of financial loss associated with the provision of those Covered Services and its performance of the other duties set forth in this Agreement, HealthAmerica or a Member Company, as appropriate, shall pay AHERF the AHERF Premium Amount, subject to applicable terms and conditions set forth elsewhere in this Agreement.

                  If the average per member, per month premium in a Risk Year for the aggregate of Covered Individuals enrolled in a Program is more than two percent (adjusted for change in benefit design and demographic mix) less than the average per member, per month premium for the previous Risk Year for the aggregate of Covered Individuals enrolled in such Program, the parties hereto shall negotiate in good faith to execute and deliver a mutually satisfactory amendment to this Agreement to adjust the percent of premium paid to AHERF hereunder for such Program, subject to Section 2.5.1.

         5.3 Reconciliation. The parties understand and agree that because the percentage of premium allocated to AHERF differs for each Program, the calculations and reconciliations under this
                  Section 5 shall not be aggregated and shall be made separately for the Commercial HMO Program, the Medicare Risk HMO Program, the PPO Program and POS Program and, if implemented, the Medicaid HMO Program and the Private Label Program.

         5.4 Interim Premium Reconciliation. In order to facilitate prompt reconciliation of differences between amounts paid and amounts owed between the parties during each Risk Year, the Member Companies shall perform interim premium reconciliations for each of the first three quarters of each Risk Year ("Interim Reconciliation Periods") commencing on the effective date. Within one hundred thirty five (135) days after the end of each Interim Reconciliation Period, the Member Companies shall calculate the difference between (i) the AHERF Premium Amount for such Interim Reconciliation Period plus any payments made by AHERF pursuant to Section 5.10.6 ("Shortfall Payments") and
                  (ii) the amount of Total Provider Payments incurred by the Member Company for services provided during such Interim Reconciliation Period plus an amount for claims incurred but not reported ("IBNR"), calculated consistently with the Member Company's other IBNR claims calculations, less any amounts recovered by AHERF from an applicable reinsurer (the "Interim Premium Reconciliation Amount"). Detailed lag schedules relating to the IBNR calculation will be provided with each reconciliation, with the intention to migrate to an AHERF specific IBNR calculation where practically feasible. There will be no interim payments due to or from either party in the initial year. Subsequent years will include a provision for interim payments only if the final reconciliation for the prior year resulted in an amount due to and from either party in excess of ten percent (10%) of the total premium for that period. If the Interim Premium Reconciliation Amount is a positive number the Member Company shall pay that amount to AHERF within fifteen (15) days of the completion of the reconciliation. In the event the Interim Premium Reconciliation Amount is a negative number AHERF shall pay that amount to the Member Company within fifteen (15) days after receipt from the Member Company of the results of the reconciliation.

         5.5 Annual Premium Reconciliation. Within one hundred eighty (180) days after the end of each Risk Year, HealthAmerica shall calculate the difference between (i) the AHERF Premium Amount plus Shortfall Payments in the Risk Year and (ii) the amount of Total Provider Payments made by Member Companies for services provided to Covered Individuals during such Risk Year plus IBNR claims less any amounts recovered by AHERF from an applicable reinsurer (the "Premium Reconciliation Amount"). Upon completion of the reconciliation, the parties agree to meet and review the results and supporting documentation. Either party may perform further diligence in the sixty (60) days following presentation of the reconciliation. Absent material differences, the party owing the other shall pay one hundred percent (100%) of the amount due by the end of the sixty (60) day period. Any claims presented to a Member Company for payment following completion of the Annual Premium Reconciliation for a given Risk Year shall be entirely AHERF's financial responsibility, paid by the Member Company and reimbursed through the Account.

         5.6 Final Premium Reconciliation. In the event of termination of this Agreement a Member Company shall within twenty-four (24) months of the effective date of termination calculate for any periods for which Premium Reconciliation Amounts have not already been calculated and paid (the "Final Reconciliation Period") the difference between: (i) the AHERF Premium Amount plus Shortfall Payments for such Final Reconciliation Period and (ii) the amount of Total Provider Payments made by the Member Company for services provided to Covered Individuals during the Final Reconciliation Period plus IBNR claims, calculated consistently with the Member Company's other IBNR claims calculations for such Final Reconciliation Period less any amounts recovered by AHERF from an applicable reinsurer not already calculated (the "Final Premium Reconciliation Amount"). Any Final Premium Reconciliation Amounts owed by either party shall be paid within ninety (90) days of receipt of notice of the Final Premium Reconciliation Amount. Any Premium Reconciliation Amounts previously calculated as due from one party to the other, but not yet paid, shall be paid at the same time.

         5.7      Supporting Information; Audit.  Within one hundred eighty
                  (180) days after the end of each Risk Year and within 180 days of the effective date of termination of this Agreement, the Member Companies shall provide to AHERF information establishing: (i) the Total Premium in respect of such Risk Year; (ii) the Total Provider Payments in respect of such Risk Year; and (iii) the Member Company's calculation of the AHERF Premium amount and the Premium Reconciliation for such Risk Year. AHERF shall be entitled to review and to conduct an audit (either by AHERF or by independent auditors acceptable to HealthAmerica) of the Member Company's books and records to verify such amounts and calculations as claimed by the Member Company. The cost of any such review and/or audit conducted by independent auditors shall be shared equally between the Member Company and AHERF. If, as the result of any such review or audit, it is determined that the Premium Reconciliation as conducted by the Member Company was incorrect, AHERF and HealthAmerica shall promptly correct the Premium Reconciliation. In the event AHERF and the Member Company are unable after good faith efforts for at least 60 days to resolve a dispute with regard to any such amount or calculation, such dispute shall be settled in accordance with the dispute resolution provisions of this Agreement.

         5.8 Insurance. Each party shall secure and maintain or cause to be secured and maintained comprehensive general professional and directors and officers liability insurance through a program of self-insurance or through the purchase of insurance providing minimum limits of liability of the greater of (i) one million dollars ($1,000,000) per claim and three million dollars ($3,000,000) in the annual aggregate or (ii) such amount as shall be required by law covering the acts or omissions of itself, its employees, officers and agents within the scope of and during the term of this Agreement. Each party shall provide the other with proof of the foregoing on written request. In addition AHERF shall secure and maintain reinsurance policies (also known as stop-loss insurance) to insure costs of health care services required for specific cases at least to the minimum amounts required by law or set forth in HFCA physician incentive plan regulations and shall report to the Member Companies recoveries on such policies as provided under the reconciliation provisions above and the premiums on such policies as provided in 5.10.4 below.

         5.9 No Balance Billing. AHERF hereby agrees that in no event, including but not limited to, non-payment by a Member Company, a Member Company insolvency or breach of the Agreement, shall AHERF bill, charge or collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against, Covered Individuals or persons other than a Member Company acting on their behalf for Covered Services. This Section shall not prohibit collection of Copayments, Coinsurance, Deductibles or Financial Penalties made in accordance with the terms of the applicable Covered Individual's contract with a Member Company nor billing for non-Covered Service for which Covered Individuals have had prior notification and approved.

                  AHERF further agrees that: (i) the no balance billing provision herein shall survive the termination of the Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Covered Individuals; and (ii) this no balance billing provision supersedes any oral or written contrary Agreement now existing or hereafter entered between AHERF and a Covered Individual or a person acting on his/her behalf.

                  Any modification, addition or deletion to the provisions of this Section shall become effective on a date no earlier that sixty (60) days after the Pennsylvania Secretary of Health has received written notice of such proposed change.

         5.10     Assurances of Claims Payment.

                  5.10.1 Controlled Disbursement Account. On or before the effective date of this Agreement, AHERF shall open one or more interest bearing bank accounts, over which HealthAmerica or the appropriate Member Company shall have signature authority (the "Account"), at bank to be agreed to by the parties. Separate accounts will be established for each Program hereunder to the extent administratively appropriate. AHERF understands and agrees that under no circumstances may AHERF withdraw any moneys from the Account without the previous written consent of the Member Companies, which consent shall not be unreasonably withheld.

                  5.10.2 Premium Deposits. On the fifteenth (15th) day of each calendar month or the next business day in the event the fifteenth (15th) day of the month is a Saturday, Sunday or bank holiday, the Member Companies shall deposit into the account an amount equal to the AHERF Premium Amount during the previous calendar month.

                  5.10.3 HealthAmerica Claims Withdrawals. The Member Companies may withdraw from the Account amounts due to health care providers and Third Parties (as defined in Section 3.1.6) for Covered Services, including without limitation, fee-for-service, provider incentive and/or capitation payments (such amounts are hereinafter collectively referred to as "Claims"). The Member Companies shall provide to AHERF reports regarding Claims as required elsewhere in this Agreement.

                  5.10.4 Administrative Expenses and Reinsurance Premiums. No more frequently than once each calendar month, AHERF shall notify the Member Companies in writing regarding: (i) administrative expenses incurred as a result of performing the administrative services set forth in this Agreement, (ii) reinsurance premiums due for Covered Services

                 *CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND
                     FILED SEPARATELY WITH THE COMMISSION.


                           provided to Covered Individuals (such administrative expenses and reinsurance premiums are hereinafter collectively referred to as "Expenses"); and (iii) if not otherwise previously paid, capitation payments due to providers other than primary care physicians for Covered Services ("Other Capitation Payments"). Within fifteen (15) days of its receipt of such notice the Member Companies shall withdraw from the Account and forward to AHERF an amount equal to the amount set forth in such notice, provided: (i) Expenses are substantiated by AHERF by third party invoice, contract or some other form of reliable documentation; (ii) the notice lists the providers that shall receive Other Capitation Payments and the amounts to be received by such providers; and (ii) such amount does not exceed ten percent (10%) of the previous monthly deposit to the Account.

                  5.10.5 Restriction of Account Funds. The Member Companies shall not withdraw moneys from the Account other than for the purposes described in Section 5 of this Agreement.

                  5.10.6 Account Shortfall. In the event that moneys in the Account do not exceed 15 days of the daily average of total claims for the preceding three (3) month period, the Member Companies shall immediately notify AHERF which notice shall include the amount of such insufficiency (the "Shortfall"). Within three business days of the receipt of such notice, AHERF shall deposit in the Account an amount equal to the Shortfall. Failure to make such payment within such time period shall constitute a material breach under
                           Section 7.2.2. The obligation hereunder shall survive termination of this Agreement.

                  5.10.7 Reimbursement. Within ten (10) days of its receipt of notice from the Member Companies, AHERF shall reimburse the Member Companies in full for any reasonable administrative expenses incurred by the Member Companies, as mutually determined, due to AHERF's failure to pay any Shortfall amounts, including, without limitation, expenses incurred as a result of processing duplicate claims.

                  5.10.8 Reconciliations. Any amounts required to be paid under Section 5 of this Agreement shall first be paid out of any amounts remaining in the Account in excess of the then due and outstanding Claims and Other Capitation Payments. Any amounts remaining in the Account after performance of all of the reconciliations required under this Section 5 shall be the property of AHERF.

         5.11                        [___]*

                 *CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND
                     FILED SEPARATELY WITH THE COMMISSION.



                  5.11.1           [___]*

6.       INDEMNIFICATION.

         AHERF hereby agrees to indemnify and hold HealthAmerica, Coventry and the other Member Companies harmless against and in respect of (i) any loss, liability or damage suffered or incurred by HealthAmerica, Coventry or the other Member Companies due to breach of any obligation of AHERF incurred under this Agreement or any act, error or omission of AHERF, its employees, agents or representatives; and (ii) all reasonable costs and expenses (including attorneys' fees) incurred by HealthAmerica, Coventry or the other Member Companies in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section; provided, however, that AHERF shall not be responsible for any actions taken by AHERF Providers at the direction of HealthAmerica, Coventry or the other Member Companies.

         HealthAmerica, Coventry and the other Member Companies hereby agree to indemnify and hold AHERF harmless against and in respect of (i) any loss, liability or damage suffered or incurred by AHERF due to breach of any obligation of HealthAmerica, Coventry or the other Member Companies incurred under this Agreement or any act, error or omission of HealthAmerica, Coventry or the other Member Companies as their employees, agents or representatives; and (ii) all reasonable costs and expenses (including attorneys' fees) incurred by AHERF in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified by HealthAmerica, Coventry or the other Member Companies in this Section.

7.       TERM AND TERMINATION.

         7.1 Term. This Agreement shall be effective as of the date first stated above (the "Effective Date") and shall continue in full force and effect for a period which shall end at the close of business ten (10) years after the Effective Date. This Agreement shall automatically be extended, on each anniversary of the Effective Date ("Anniversary") for an additional year so that the Agreement shall have a term of ten (10) years on each Anniversary unless either party notifies the other, in writing, no less than ninety (90) days in advance of any Anniversary, of the intention not to extend this Agreement. Thereafter, this Agreement shall terminate upon the last day of the then current ten (10)-year term in which such notice was given. If no such notice or other notice of termination permitted hereunder is given, this Agreement shall automatically be extended for an additional one (1)-year period, instituting a new ten (10)-year term.

         7.2      Termination.

                  7.2.1 For Material Breach. In the event that either party notifies the other party in writing of its intent to terminate this Agreement due to the other party's material breach of this Agreement and such breach has not been cured within sixty (60) days following the date of such notice, this Agreement shall terminate on the ninetieth (90th) day following the date of the notice, provided that such periods shall be five days and thirty days in the case of a breach of Section 5.10.6.

                  7.2.2 For Cause. Either party, on 30 days written notice to the other party, may terminate this Agreement in the event of a "for cause" action by the other party. For cause action shall mean the following:

                             7.2.2.1      The withdrawal, expiration or
                                          non-renewal of state license,
                                          essential certificate, approval or
                                          authorization (and continuance without
                                          cure or reinstatement for more than 30
                                          days) necessary for a party (or their
                                          successor or assigns hereunder) being
                                          able to conduct its operations in the
                                          normal course of its business.

                             7.2.2.2 The loss of or material limitation of a party's general or professional liability insurance.

                             7.2.2.3      The dissolution (other than in
                                          connection with a transaction
                                          described in 7.2.4) of a party (or
                                          their successors or assigns
                                          hereunder).

                             7.2.2.4 A good faith determination by a party that the continued participation of the other party in this Agreement will materially adversely affect patient care.

                             7.2.2.5      The debarment of a party from
                                          participation in any governmental
                                          sponsored health-care program.


                  7.2.3 Insolvency/Bankruptcy. Either party may terminate this Agreement immediately if: (i) the other party files a petition in voluntary bankruptcy or corporate reorganization, makes an assignment for the benefit of creditors, admits in writing to its insolvency or inability to pay debts as they come due, consents to or has appointed on its behalf a trustee or receiver, or otherwise ceases to do business; or (ii) any court of competent jurisdiction assumes custody or control of the other party's assets.

                  7.2.4 No Termination for Change in Control. In the event that either party shall merge or consolidate with another party, engage in a sale of substantially all of its assets, or if a majority of the shares of capital stock shall be transferred to another party, or a majority of the directors of a party shall change in connection with a transaction, such events shall not be the basis for in a termination of this Agreement.

         7.3 Actions Following Termination. Upon termination of this Agreement, the parties hereof shall perform the following duties and obligations and have the following rights:

                  7.3.1 Continuation Period. For purposes of this Section, the period beginning upon the date of the notice of termination and ending on the last day of the month one year following the date of such termination shall be referred to as the "Continuation Period."

                  7.3.2 Continuation of Covered Services. AHERF shall cause AHERF Providers to continue to perform Covered Services in accordance with this Agreement or the applicable Agreement then in effect by and between such AHERF Providers and AHERF during the Continuation Period.

                             If termination of this Agreement occurs for any reason, any Covered Individual who is an inpatient as of the end of the Continuation Period shall continue to be provided all Covered Services by an AHERF Provider, and HealthAmerica shall pay such AHERF Provider for such inpatient Covered Services in accordance with this Agreement until such Covered Individual is transferred to another facility per HealthAmerica's request or is properly discharged.

                  7.3.3      Continuation of Payment.  Within one hundred eighty
                             (180) days of the end of the Continuation Period, HealthAmerica or another Member Company shall pay the AHERF Providers all sums due and outstanding112 for services rendered to Covered Individuals between the date of termination of the Agreement and the end of the Continuation Period. For services rendered during that period, or another Member Company agrees to pay the AHERF Providers at the rates in effect at the time of termination of the Agreement to the extent such services would have been Covered Services had this Agreement not been terminated.

                  7.3.4 Direct Contracting with Affiliated Providers. A Member Company or another Member Company may recruit and contract directly with AHERF Providers to provide Covered Services upon the commencement of the Continuation Period. In any case such contracts by and between the Member Company and AHERF Providers shall not become effective until the termination of this Agreement. AHERF shall not take any action to prevent AHERF Providers from contracting directly with HealthAmerica or a Member Company.

                  7.3.5 Nondisclosure. Neither party shall discuss the circumstances of the termination of this Agreement with third parties or refer to the other party hereto in any negative or disparaging manner or in any way which may negatively affect the image or reputation of the other party. Further, AHERF will take reasonable steps to prevent AHERF Providers from making any such references to a Member Company.

                  7.3.6 ISS. The Member Companies shall continue to provide AHERF and AHERF Providers with all applicable information support services as required by this Agreement during the Continuation Period.

                  7.3.7 Risk Assumption. Upon the termination of this Agreement for any reason, the risk assumption by AHERF under the procedures described in Section 5 shall apply up to and including such date of termination. Upon the termination of this Agreement, AHERF and the Member Companies shall cooperate in good faith to cause an orderly wind up of the operations contemplated by this Agreement so as not to cause unnecessary disruption to Covered Individuals or AHERF Providers. Termination of this Agreement has no effect upon the rights, obligations or remedies at law or in equity of the parties under any other Agreement.

                             Upon termination of this Agreement and subject to applicable law regarding confidentiality of medical records, each party shall for a period of seven (7) years from the date of termination provide the other party with full access to (and such other party shall be entitled to make and use computer-readable and hard copies of) all data and information of the first party relating to the Member Companies members developed during the term of this Agreement relating to (i) the performance by AHERF Providers under the UM/QA program and (ii) claims, utilization, case management, payment and outcome data with respect to each Covered Individual provided any Covered Services during the term of this Agreement. During the Continuation Period and thereafter, each party shall have the unrestricted ability to contact or otherwise have access to all such Covered Individuals provided the other party does not in any manner disparage the other party (or any AHERF Provider) or any products or services of such other party (or any AHERF Provider).

8.       CONFIDENTIALITY.

         8.1 The parties recognize and acknowledge that performance of this Agreement and related provider agreements shall result in the disclosure to the other party of trade secrets, proprietary information and confidential information including this Agreement and its terms, conditions and financial terms and schedules (collectively referred to as "Confidential Information"). The non-disclosing party agrees that it and its owned, controlled or managed entities and their employees, representatives and agents, shall treat Confidential Information as strictly confidential and shall:

                  8.1.1 protect the Confidential Information from unauthorized use or disclosure, either directly or indirectly, and keep it confidential;

                  8.1.2 use the Confidential Information only for purposes related to this Agreement;

                  8.1.3 not disclose or otherwise permit any third person or entity access to the Confidential Information without prior written authorization by the disclosing party; and

                  8.1.4 limit disclosure to necessary individuals and ensure that individuals exposed to Confidential Information are advised of its confidential nature and their obligations thereunder.

         8.2 Information shall not be considered to be Confidential Information if:

                  8.2.1 it is already, or otherwise becomes, publicly known by third persons other than as a result of an act or omission of the non-disclosing party;

                  8.2.2 it is lawfully received from a third person having the right to disseminate the information without restriction on disclosure;

                  8.2.3 it is furnished to others by the disclosing party without restriction on disclosure;

                  8.2.4 it can be shown by the receiving party to have been independently developed by such party; or

                  8.2.5 it is required to be disclosed by law or court order.

         8.3 This Section 8 shall survive termination of this Agreement. The parties agree that the breach or prospective breach of this provision will cause irreparable harm for which money damages may not be adequate. The parties therefore agree that in addition to any other remedies, the non-breaching party shall be entitled to injunctive or other equitable relief to restrain the breach hereof.

9.       RESTRICTIVE COVENANTS.

         9.1      Restriction on AHERF Activities

                  So long as this Agreement is in effect and for a period of one year following its termination, AHERF will not, and will cause any subsidiary or affiliate of AHERF to not offer, and to not own a controlling interest in, manage or otherwise direct or control any entity which offers, any health care benefits plan on a direct or "retail" basis (including on an employer self-funded or self-insured basis) to employers or other purchasers of health care services in AHERF's aggregate service area or in the geographic area in which HealthAmerica presently engages in the offering of health care benefit plans, other than to the employees of AHERF or any AHERF provider. The foregoing sentence shall not prohibit AHERF or any AHERF subsidiary or affiliate from providing or arranging to provide health care services on a risk or non-risk basis under any product of any other health maintenance organization, preferred provider organization or other entity, and AHERF's or its affiliates' continued passive ownership interest of Gateway and Health Partners (so long as such interest shall not be increased materially from that existing on the date of this agreement, or constitute a controlling interest).

         9.2      Restrictions on HealthAmerica Activities

                  So long as this Agreement is in effect and for a period of one year following its termination, Coventry and HealthAmerica agree that Coventry and HealthAmerica will not, and will cause each of their subsidiaries to not, provide healthcare services directly to the public, or acquire practices which provide such services to the public within the service area of the AHERF Affiliated Providers (except in the Central Pennsylvania Region).

         9.3 This Section 9 shall survive termination of this Agreement. The parties agree that the breach or prospective breach of this provision will cause irreparable harm for which money damages may not be adequate. Therefore, the parties agree that in addition to any other remedies, the non-breaching party shall be entitled to injunctive or other equitable relief without being required to post bond.

10.      NO SOLICITATION.

         So long as this Agreement is in effect and for a period of two (2) years after the date of termination of this Agreement (whether for material breach or for other cause or by expiration of the term) neither party shall directly or indirectly in any capacity whatsoever solicit, attempt to solicit or encourage any person who was employed by the other party on a full or part-time basis while this Agreement is in effect or to encourage such person to leave the employ of the other party hereto without the prior written consent of the other party. For purposes of this Agreement, indirect solicitation shall not include advertising in professional journals and newspapers provided the party so advertising does not request or advise such employee to make application for such advertised positions.

11.      COOPERATION OF THE PARTIES.

         11.1 AHERF and the Member Companies will maintain an effective liaison and close cooperation with each other to provide maximum benefits at reasonable costs to Covered Individuals consistent with high standards of medical practice. AHERF and the Member Companies will comply with the others administrative policies and procedures including those related to the delivery of medical services and will keep and make available such medical, financial and other records as each party requires for Covered Individuals.

         11.2 AHERF agrees, and will cause AHERF Affiliated Providers to ensure, that each Primary Care Physician shall remain open to Covered Individuals during the term of this Agreement. This provision shall not apply when both parties have reasonably determined that a particular office has reached its capacity provided that:

                  11.2.1     the office is closed to all new patients; and

                  11.2.2 AHERF demonstrates that the physician office is attempting to hire additional staff/physicians in order to increase capacity, if feasible.

         11.3 The Member Companies will provide AHERF with relevant information to assist AHERF in evaluation of potential physician offices for acquisition to the extent permitted under applicable contracts and regulations.

         11.4 The Member Companies will provide advance copies of relevant Member Company policies and procedures and updates to AHERF as applicable.

         11.5 The foregoing shall not prevent an AHERF Affiliated Provider that is a physician from terminating his/her relationship with a Covered Individual provided that such termination is not due to age, race, color, creed, religion, sex, sexual preference, national origin, health status, income level, credit history, or on the basis that he/she is a Medicare or Medicaid beneficiary or enrolled in a prepaid health plan. By way of explanation of the foregoing and not by limitation, such physician shall not terminate his/her relationship with a Covered Individual due to the amount of Medically Necessary Covered Services required by the Covered Individual.

12.      AGREEMENT ADMINISTRATION.

         12.1 Operating Committee. The parties shall designate an Operating Committee to oversee the operation of this Agreement and the related provider contracts. The Operating Committee shall consist of equal representation from Coventry/HealthAmerica/ Member Companies (as a single party) and AHERF. The Operating Committee shall meet no less than quarterly. The Committee shall have the authority to create temporary committees necessary for the implementation and/or effective operation of this Agreement.

         12.2 Dispute Resolution. If any dispute or controversy shall arise between the parties hereto with respect to the making, construction, terms, or interpretation of this Agreement; or the rights of any party hereto; or with respect to any transaction involved; the Operating Committee shall make good faith efforts to settle the dispute or controversy. If the Operating Committee is unable to resolve such dispute within 60 days, the Operating Committee shall request the President of each party (or his or her designee) to resolve the dispute and, if the Operating Committee is able to agree, make recommendations of possible resolution methodologies to the Presidents.

13.      SEVERABILITY.

         In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or overly broad by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect. If it is not possible to restate the provision in a valid and legal manner, then the invalid, illegal or overly broad portion shall be deleted from this Agreement and the remaining parts, terms and provisions shall remain in full force and effect.

14.      MODIFICATION AND AMENDMENT.

         This Agreement may be amended or modified only by written Agreement signed on behalf of each of the parties.

15.      ENTIRE AGREEMENT.

         This Agreement (including all Exhibits hereto which are hereby incorporated by reference herein and all individual Provider Agreements) constitutes the entire understanding of the parties hereto and no changes, amendments, waivers or alterations shall be effective unless signed by both parties. In the event the terms and conditions of this Agreement are inconsistent with the terms and conditions of any Exhibit and/or Schedule hereto, the terms and conditions of this Agreement shall govern.

16.      ASSIGNMENTS.

         Subject to Section 7.2.4, neither party shall assign this Agreement or any rights hereunder without the written consent of the other. However, either party may assign this Agreement to a corporate entity with which it is either directly or indirectly affiliated provided that such entity is financially capable of fulfilling the party's obligations hereunder and meets all applicable regulatory requirements. No such assignment shall relieve the assigning party of its obligations hereunder.

17.      NOTICES.

         Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be sent by certified or registered mail to AHERF at:

                  Allegheny Health, Education and Research Foundation Fifth Avenue Place, Suite 2900
                  120 Fifth Avenue
                  Pittsburgh, PA 15222-3009
                  Attn: Chief Financial Officer

         to HealthAmerica or another Member Company at:

                  HealthAmerica Pennsylvania, Inc.
                  Five Gateway Center
                  60 Blvd. of the Allies
                  Pittsburgh, PA  15222
                  Attn: Chief Operating Officer

         and to Coventry at:

                  Coventry Corporation
                  53 Century Boulevard, Suite 250
                  Nashville, TN 37214
                  Attn: Chief Financial Officer

18.      RELATIONSHIP PARTIES.

         None of the provisions of this Agreement is intended to create nor shall be deemed or construed to create any relationship between the parties hereto other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this Agreement. Neither of the parties herein nor any of their respective employees shall be construed or represent themselves to be the agent, employee, servant, employer or representative of the other. This Agreement is not a joint venture between the parties.

19.      AFFIRMATIVE ACTION.

         Each party hereunder is an Equal Opportunity Employer which maintains an Affirmative Action Program. The parties shall comply with Executive Order 11246, the Vietnam Era Veterans Readjustment Act of 1974, the Drug Free Workplace Act of 1988, the Vocational Rehabilitation Act and similar legislation in transactions relating to any government contract. The parties further agree to take affirmative action to ensure that applicants are employed and that employees are treated during employment without regard to their race, color, religious, creed, ancestry, national origin, sex, sexual orientation, or disability. Each party will ensure that all of its subcontractors will abide by these requirements and the requirements imposed on state contractors and subcontractor under the Contract Compliance Regulation issued by the Pennsylvania Human Relations Commission as set forth at 16 Pa. Code Chapter 49, each of which will be incorporated in this Agreement and those subcontracts by reference.

20.      CAPTIONS.

         The section headings contained in this Agreement are for convenience purposes only and shall in no way limit, define or describe the scope or intent of this Agreement.

21.      NO WAIVER.

         The failure of any party to strictly enforce any provisions of this Agreement shall not be construed as a waiver thereof or as excusing the defaulting party from future performance.

22.      GOVERNING LAW.

         This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. Any action lawsuit or claim brought by either party pertaining to breach, reformation or interpretation of this Agreement shall be exclusively brought in Pittsburgh, Pennsylvania.

23.      APPROVALS.

         Notwithstanding anything else contained herein, this Agreement shall not take effect except and until all requisite regulatory approvals have been received from the Commonwealth of Pennsylvania, including but not limited to, the Pennsylvania Department of Health. The parties shall, in good faith, cooperate with each other and the Commonwealth in providing requested information, including but not limited to, specific documentation as deemed necessary to obtain said approvals.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 31st day of March, 1997.



ALLEGHENY HEALTH, EDUCATION                   HEALTHAMERICA PENNSYLVANIA,
AND RESEARCH FOUNDATION                       INC.


By: /s/ David W. McConnell                    By: /s/ Robert A. Mayer
    --------------------------------------        ------------------------------

Print Name: /s/ David W. McConnell            Print Name: /s/ Robert A. Mayer
            ------------------------------                ----------------------

Title: /s/ Executive Vice President,          Title: /s/ Chief Operating Officer
       -----------------------------------           ---------------------------
       Chief Financial Officer & Treasurer

                                              COVENTRY CORPORATION


                                              By: /s/ Robert A. Mayer
                                                  ------------------------------


                                              Print Name: /s/ Robert A. Mayer
                                                          ----------------------


                                              Title: /s/ Senior Vice President
                                                     ---------------------------

                                    EXHIBIT A
                               CAPITATED PROVIDERS


1. Mainstay of Central Pennsylvania, Inc. ("Mainstay") providing for mental health and chemical dependency professional services, pursuant to an Agreement dated as of June 1, 1996 by and among HealthAmerica, Mainstay and Coventry (to the extent of the Plans and Covered individuals covered by the Risk Sharing Agreement:).

2. National Imaging Associates ("NIA") providing for Diagnostic Imaging Services pursuant to an Agreement dated as of January 1, 1996 by and between NIA and HealthAmerica (to the extent of the Plans and Covered Individuals covered by the Risk Sharing Agreement).

3. Omega MSD ("Omega") providing for specified orthopedic surgery, general surgery and gastroenterology speciality services and supplies pursuant to an Agreement dated as of July 1, 1996, between HealthAmerica and Omega (to the extent of the Plans and Covered Individuals covered by the Risk Sharing Agreement).

4. Ultra Healthcare Network, Inc. ("Ultra") providing for physical therapy specialty services and supplies pursuant to an Agreement dated as of July 1, 1996 by and between Health America and Ultra (to the extent of the Plans and Covered Individuals covered by the Risk Sharing Agreement).

5. Laboratory Corporation of America Holdings ("Labcorp") providing for certain reference laboratory services pursuant to letter agreements between Labcorp and HealthAmerica dated June 7, 1996, June 21, 1996, August 23, 1996, September 3, 1996, December 30, 1996 and January 8, 1997 (to the extent of the Plans and Covered Individuals covered by the Risk Sharing Agreement).

6. RX Oxygen Supply Company, Inc. ("RX") providing for certain homecare services and supplies pursuant to an Agreement between HealthAmerica and RX dated as of August 23, 1996 (to the extent of the Plans and the Covered Individuals covered by the Risk Sharing Agreement).

7. Main Medical Inc. ("Main") providing for radiology services in each of the medical offices owned or leased by HealthAmerica (except Brooktree Commons) pursuant to an agreement dated as of July 1, 1996 by and between Main and HealthAmerica (to the extent of the Plans and Covered Individuals covered by the Risk Sharing Agreement).

                                    EXHIBIT B






     PCPs - All Primary Care Physicians practices where HealthAmerica has 100 or more Covered Individuals.

*    Allegheny General Hospital
*    Allegheny Valley Hospital
*    Childrens Hospital of Pittsburgh
*    Forbes Regional Health Center
*    Jefferson Hospital
*    Magee-Womens Hospital
     Passavant Hospital  -    The Parties shall mutually determine within the
                              30 days following the date of this Agreement whether Passavant Hospital shall remain within HealthAmerica's network of participating providers.
*    Sewickley Valley Hospital
*    St. Clair Memorial Hospital
     Mercy Hospital
*    The Medical Center, Beaver
     Butler Memorial Hospital
*    Uniontown Hospital
     Ellwood City Hospital
     Jameson Memorial Hospital
*    Sharon Regional Health System
     Ganonsburg General Hospital
     Jeannette District Memorial
*    Either Latrobe Area Hospital or Westmoreland Regional Hospital